Exhibit 99.1

Nuvation Bio Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

U.S. Food and Drug Administration (FDA) accepted and granted Priority Review to the New Drug Application (NDA) for taletrectinib for advanced ROS1-positive (ROS1+) non-small cell lung cancer (NSCLC); Prescription Drug User Fee Act (PDUFA) goal date of June 23, 2025

Innovent Biologics’ commercialization of taletrectinib underway in China after recent line agnostic approval for advanced ROS1+ NSCLC; Nippon Kayaku completed submission of a Marketing Authorization Application (MAA) for taletrectinib in Japan for the same indication

Launched an Expanded Access Program (EAP) in the U.S. for taletrectinib for advanced ROS1+ NSCLC in February 2025

Strong balance sheet with cash, cash equivalents, and marketable securities of $502.7 million as of December 31, 2024

Secured up to $250 million in non-dilutive financings from Sagard Healthcare Partners in March 2025

New York, March 6, 2025 – Nuvation Bio Inc. (NYSE: NUVB), a global biopharmaceutical company tackling some of the greatest unmet needs in oncology, today reported financial results for the fourth quarter and full year ended December 31, 2024, and provided a business update.

“Nuvation Bio had a transformative year in 2024, marked by significant milestones. We acquired AnHeart Therapeutics, reported positive pivotal data for taletrectinib, and submitted the NDA for taletrectinib, which was accepted by the U.S. FDA for Priority Review. This sets the stage for a potential U.S. commercial launch following our PDUFA goal date of June 23. We are also proud to now offer an Expanded Access Program in the U.S. for taletrectinib, addressing the urgent needs of patients with advanced ROS1-positive NSCLC,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “Beyond taletrectinib, we anticipate further updates in 2025 from our additional pipeline programs, including safusidenib and NUV-1511. With an exceptionally talented team and the closing of our recent non-dilutive financings of up to $250 million, we are well-positioned to continue toward our goal of improving the lives of people with cancer.”

Recent Pipeline Updates:

Taletrectinib, ROS1 inhibitor: Advanced ROS1+ NSCLC

•

In December 2024, the U.S FDA accepted and granted Priority Review to the Company’s NDA for taletrectinib for advanced ROS1+ NSCLC (line agnostic, full approval). The PDUFA goal date of June 23, 2025, positions Nuvation Bio to commercialize taletrectinib in the U.S., if approved, in mid-2025.

•

In January 2025, China’s National Medical Products Administration (NMPA) approved taletrectinib for adult patients with locally advanced or metastatic ROS1+ NSCLC. As part of an exclusive license agreement, Innovent Biologics is commercializing taletrectinib in Greater China.

•	In February 2025, Nuvation Bio launched an EAP in the U.S., enabling eligible patients with advanced ROS1+ NSCLC to access taletrectinib outside of the ongoing pivotal TRUST-II study.

•

In March 2025, Nippon Kayaku completed submission of a MAA for taletrectinib for advanced ROS1+ NSCLC to Japan’s Pharmaceuticals and Medical Devices Agency (PMDA). As part of an exclusive license agreement, Nippon Kayaku will commercialize taletrectinib in Japan.

Safusidenib, mIDH1 inhibitor: Diffuse IDH1-mutant glioma

•	Safusidenib is a potentially best-in-class, novel, oral, brain penetrant inhibitor of mutant IDH1.

•	Phase 2 study in patients with diffuse IDH1-mutant glioma is ongoing.

NUV-1511, drug-drug conjugate (DDC): Advanced solid tumors

•	NUV-1511, the Company’s first clinical-stage DDC, fuses a targeting agent to a widely used chemotherapy agent.

•	Phase 1/2 dose escalation study in patients with advanced solid tumors is ongoing.

NUV-868, BD2-selective BET inhibitor: Advanced solid tumors

•

As previously announced, the Company is evaluating next steps for the NUV-868 program, including external partnership opportunities or further development in combination with approved products for indications in which BD2-selective BET inhibitors may improve outcomes for patients.

Corporate Update:

•

In March 2025, Nuvation Bio secured up to $250 million in non-dilutive financings from Sagard Healthcare Partners. The Company will receive $150 million in royalty interest financing and $50 million in debt upon U.S. FDA approval of taletrectinib by September 30, 2025, with access to an additional $50 million in debt at the Company’s option after first commercial sale. The royalty interest financing is expected to fully fund the U.S. commercial launch of taletrectinib. The Company’s pro forma cash balance is expected to fully fund development of the Company’s clinical-stage pipeline and create a path to potential profitability without a need for additional fundraising.

Fourth Quarter and Full Year 2024 Financial Results

As of December 31, 2024, Nuvation Bio had cash, cash equivalents, and marketable securities of $502.7 million.

For the three months ended December 31, 2024, research and development expenses were $29.3 million, compared to $15.4 million for the three months ended December 31, 2023. The increase was due to a $11.7 million increase in personnel-related costs driven by the acquisition of AnHeart Therapeutics, stock-based compensation and other benefits, $2.1 million increase in third-party costs related to research services and drug manufacturing as a result of clinical trial expense for taletrectinib, and a $0.1 million increase in amortization of assembled workforce.

For the three months ended December 31, 2024, selling, general, and administrative expenses were $26.1 million, compared to $5.5 million for the three months ended December 31, 2023. The increase was due to a $9.5 million increase in personnel-related costs as a result of the acquisition of AnHeart Therapeutics, a $7.8 million increase in sales and marketing expenses, a $1.3 million increase in professional fees, a $1.2 million increase in other expenses as a result of the integration of AnHeart Therapeutics, a $0.7 million increase in foreign currency impact, and a $0.2 million increase in legal fees, offset by a $0.1 million decrease in insurance expense.

For the three months ended December 31, 2024, Nuvation Bio reported a net loss of $49.4 million, or $(0.15) per share. This compares to a net loss of $13.8 million, or $(0.06) per share, for the comparable period in 2023.

About Taletrectinib

Taletrectinib is an oral, potent, central nervous system-active, selective, next-generation ROS1 inhibitor specifically designed for the treatment of patients with advanced ROS1+ NSCLC. Taletrectinib is being evaluated for the treatment of patients with advanced ROS1+ NSCLC in two Phase 2 single-arm pivotal studies: TRUST-I (NCT04395677) in China, and TRUST-II (NCT04919811), a global study.

Based on pooled results of the TRUST-I and TRUST-II clinical studies, the U.S. FDA has accepted and granted Priority Review to Nuvation Bio’s NDA for taletrectinib for advanced ROS1+ NSCLC (line agnostic, full approval) and assigned a PDUFA goal date of June 23, 2025. The U.S. FDA previously granted taletrectinib Breakthrough Therapy Designation for the treatment of patients with locally advanced or metastatic ROS1+ NSCLC who either have or have not previously been treated with ROS1 TKIs, and Orphan Drug Designation for the treatment of patients with ROS1+ NSCLC and other NSCLC indications. In January 2025, China’s NMPA approved taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC.

About Nuvation Bio

Nuvation Bio is a global biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel product candidates. Nuvation Bio’s programs include taletrectinib (ROS1), safusidenib (mIDH1), NUV-1511 (DDC), and NUV-868 (BET). Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, please visit www.nuvationbio.com or follow the Company on LinkedIn and X (@nuvationbioinc).

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, our expectations regarding U.S. FDA approval and commercial launch of taletrectinib, and the timing thereof, receipt and use of proceeds from the Sagard Healthcare Partners financings to fully fund U.S. commercial launch of taletrectinib and development of Nuvation Bio’s current clinical-stage pipeline, the path to potential profitability without need to raise additional capital, the potential therapeutic benefit of Nuvation Bio’s product candidates, the advancement of our clinical programs, and the strength of Nuvation Bio’s balance sheet. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the challenges associated with conducting drug discovery and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-K filed with the SEC on March 6, 2025 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Nuvation Bio Investor Contact:

ir@nuvationbio.com

Nuvation Bio Media Contact:

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$35,723	$42,649
Accounts receivable, net of allowance for credit loss of $nil	12,722	—
Prepaid expenses	7,271	1,519
Marketable securities	466,969	568,564
Interest receivable on marketable securities	3,570	3,702

Total current assets	526,255	616,434
Property and equipment, net of accumulated depreciation of $874 and $666, respectively	586	717
Intangible assets, net of accumulated amortization of $448	4,622	—
Lease security deposit	145	141
Operating lease right-of-use assets	2,402	3,605
Other non-current assets	6,616	587

Total assets	$540,626	$621,484

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,348	$2,209
Current operating lease liabilities	1,663	1,972
Contract liabilities, current portion	11,117	—
Short-term borrowings	6,283	—
Accrued expenses	32,833	9,793

Total current liabilities	58,244	13,974
Warrant liability	2,053	353
Contract liabilities, net of current portion	15,572	—
Non-current operating lease liabilities	969	2,035

Total liabilities	76,838	16,362

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of December 31, 2024 and December 31, 2023, respectively; 337,837,872 (Class A 336,837,872, Class B 1,000,000) and 219,046,219 (Class A 218,046,219, Class B 1,000,000) issued and outstanding as of December 31, 2024 and 2023, respectively	1,373,958	947,745
Accumulated deficit	(910,743)	(342,804)
Accumulated other comprehensive income	573	181

Total stockholders’ equity	463,788	605,122

Total liabilities and stockholders’ equity	$540,626	$621,484

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenue	$5,711	$—	$7,873	$—
Cost of revenue	4,216	—	7,078	—

Gross profit	1,495	—	795	—
Operating expenses:
Research and development	29,299	15,351	99,119	71,289
Acquired in-process research and development	—	—	425,070	—
Selling, general and administrative	26,138	5,480	69,233	28,533

Total operating expenses	55,437	20,831	593,422	99,822

Loss from operations	(53,942)	(20,831)	(592,627)	(99,822)

Other income (expense):
Interest income	6,062	7,023	27,062	24,611
Interest expense	(89)	—	(341)	—
Investment advisory fees	(227)	(260)	(976)	(949)
Change in fair value of warrant liability	(1,145)	237	(936)	497
Realized (loss) gain on marketable securities	(12)	44	(12)	(139)
Other expense	(92)	—	(109)	—

Total other income (expense), net	4,497	7,044	24,688	24,020

Loss before income taxes	(49,445)	(13,787)	(567,939)	(75,802)
Provision for income taxes	—	—	—	—

Net loss	$(49,445)	$(13,787)	$(567,939)	$(75,802)

Net loss attributable to common stockholders
Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(0.06)	$(2.11)	$(0.35)

Weighted average common shares outstanding, basic and diluted	336,934	218,993	268,772	218,880

Comprehensive loss:
Net loss	$(49,445)	$(13,787)	$(567,939)	$(75,802)
Other comprehensive loss, net of taxes:
Currency translation adjustment	1,131	—	537	—
Unrealized (loss) gain on available-for-sale securities	(1,939)	3,479	(145)	5,707

Comprehensive loss	$(50,253)	$(10,308)	$(567,547)	$(70,095)